SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•

publish the material filed herewith as Exhibit 1 (the “Website Material”), or portions thereof, to its website, www.RestoretheMagic.com (the “Website”) or to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels, or may otherwise disseminate the Website Material to the Company’s shareholders;

•

publish the post filed herewith as Exhibit 2 (the “Social Media Post”) to the Social Media Pages or various other social media channels or to the Website, or may otherwise disseminate the Social Media Post to the Company’s shareholders;

•

publish the press release related to the Company and filed herewith as Exhibit 3 (the “Press Release”) to the Website and, from time to time, Trian or its affiliates may publish to the Social Media Pages or various other social media channels, or otherwise disseminate to shareholders of the Company, the Press Release or portions thereof;

•	disseminate to the Company’s shareholders the materials filed herewith as Exhibit 4;
•	disseminate to the Company’s shareholders, or to others who indicate an interest in receiving materials related to the proxy solicitation, the email filed herewith as Exhibit 5;
•	disseminate to the Company’s shareholders the letter filed herewith as Exhibit 6; and
•	publish the advertisements filed herewith as Exhibit 7 on search engines and social media platforms that will direct viewers to the Website. In some cases, references to “Disney” in these statements may be replaced with “DIS.”

Exhibit 1

"In the past, I think that Nelson Peltz has done a good job in general on boards that he joins. So, I think avoid the fight. They got other things to worry about."

Karen Finerman

Fast Money; November 7, 2023

Source: All registered or unregistered service marks, trademarks and trade names referred to on this website are the property of their respective owners, and Trian's use herein does not imply an affiliation with or endorsement by, the owners of these service marks, trademarks and trade names.

Though certain material on this Website may contain projections, nothing on this Website is intended to be a prediction of the future trading price or market value of securities of the Company. Accordingly, there is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of the materials on this Website, but there can be no assurance or guarantee (i) that any of the proposed actions set forth on this Website will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this Website are accurate.

Therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Testimonials, Other Quotations and Third Party Statements

The individuals referenced on the testimonials page (i) are not current clients or investors of Trian, (ii) have not received compensation or other consideration in connection with the statements made herein, and (iii) have current or former business relationships with Trian that could create an incentive for them to speak favorably about Trian Partners. Specifically, such individuals may speak positively about their companies' investors or such investors' board representatives to develop and maintain such relationships rather than for any other reason.

Trian Partners has neither sought nor obtained the consent from any other third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein. Trian Partners does not endorse third-party estimates or research which are used on this Website solely for illustrative purposes. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency or from any third party, are accurate. Past performance is not an indication of future results.

This Website may contain links to articles and/or videos (collectively, "Media"). The views and opinions expressed in such Media or those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinions of Trian Partners.

Concerning Intellectual Property

Website are the property of their respective owners, and Trian Partners' use herein does not imply an affiliation with or endorsement by, the owners of these service marks, trademarks and trade names.

Additional Information

Who's Invested in Disney's Future?

Disney CEO Bob Iger has sold more than $1 billion in company stock since 2005 and currently only owns ~$19M of DIS stock. Disney's non-management directors **collectively** only own ~$14M in DIS stock. Meanwhile, the rest of the shareholders, like Trian, remain deeply invested in the hoped-for turnaround at Disney. Trian's board nominees, Nelson Peltz and Jay Rasulo, still believe in the Disney magic.

Value Position in Disney[3]

$3B
~$14M
~$19M
Aggregate Non-Management Directors
Mr. Iger's Stock Ownership
The Trian Group's Beneficial Ownership

01 / 03

Sources 1, 2, and 3

Trian intends to work with Management and the Board to help drive Disney's outperformance with tangible targets, goals, and true accountability:

	DISNEY'S CURRENT PATH	TRIAN'S GOALS & INITIAL PERSPECTIVES
CORPORATE GOVERNANCE	Preserve as much of the status quo as possible by playing defense – evidenced by limited changes to compensation and succession processes	Adopt best-in-class governance; finally complete a successful CEO succession; and align management pay with performance
STREAMING PROFITABILITY	"Focused on achieving significant and sustained profitability" – no guidance or tangible targets beyond breakeven	Target and achieve Netflix-like margins of 15-20% by FY 2027
FUTURE OF ESPN	"Building ESPN into the preeminent digital sports platform" – lacking a tangible business plan or defined cost to shareholders	Commit to a reasonable, defined payback period and return profile on ESPN Flagship DTC and communicate it in detail prior to launch
STUDIO CREATIVITY	"Improving the output and economics of our film studios"	Board-led review of creative processes and structure to restore leadership accountability and reclaim #1 box office position w/ leading economics
PARKS AND EXPERIENCES GROWTH	"Strategically investing in our Experiences business to turbocharge growth"	Execute on a clear vision for Parks targeting at least high-single digit operating income growth to ensure adequate returns on ~$60bn of capex

Source 4

Trian's Nominees Bring More Relevant Skills and Experience to the Disney Board than the Directors We Are Opposing

TRIAN NOMINEES			DISNEY NOMINEES OPPOSED BY TRIAN	
Nelson Peltz	Jay Rasulo	Skills "Central to Disney's Strategy" According to Disney	Maria Elena Lagomasino	Michael B.G. Froman
✔	✔	Media and Entertainment	✖	✖
✔	✔	Direct-to-Consumer Expertise	✖	✖
✖	✖	Technology and Innovation	✖	✖
✔	✔	Strategic Transformation	✖	✖
✔	✔	360 Degree Brand Activation	✔	✔
✔	✔	Succession Planning	✖	✖

Source 5

BLUE CARD
DISNEY WHITE CARD
BLACKWELLS GREEN CARD

Vote Today

To support Trian's efforts to enhance shareholder value at Disney, vote today FOR Trian Nominees, Nelson Peltz and Jay Rasulo and WITHHOLD on Disney Nominees, Michael B.G. Froman and Maria Elena Lagomasino and All 3 Blackwells Nominees.

HOW TO VOTE

Materials

Read the latest news, letters, press releases, and SEC filings.

READ MORE

Board Candidate

MEET NELSON PELTZ

Board Candidate

MEET JAY RASULO

Source 6

RESTORE THE MAGIC | TRIAN PARTNERS
BOARD CANDIDATES MATERIALS THIRD PARTY PERSPECTIVES ABOUT TRIAN PARTNERS HOW YOU CAN HELP

How to Vote

Restore the Magic at the Walt Disney Company — Vote Today!

Beneficial Holders

Shareholders who hold Disney shares in a bank or brokerage account (i.e. Fidelity, Vanguard, Charles Schwab, etc.)

Beneficial Holders

Registered Holders

Shareholders who directly hold Disney shares (i.e. not in a bank or brokerage account)

Registered Holders

Restore the Magic | Trian Partners
BOARD CANDIDATES | MATERIALS | THIRD PARTY PERSPECTIVES | ABOUT TRIAN PARTNERS | HOW YOU CAN HELP | HOW TO VOTE

How to Vote Beneficial Holders

Restore the Magic at the Walt Disney Company — Vote Today!

It is **ESSENTIAL** that you **VOTE "FOR" TRIAN NOMINEES NELSON PELTZ and JAY RASULO**

And **"WITHHOLD"** on **DISNEY NOMINEES, MICHAEL B.G. FROMAN** and **MARIA ELENA LAGOMASINO**, and **ALL THREE BLACKWELLS NOMINEES**

It is ESSENTIAL that you **VOTE "FOR" Trian Nominees, Nelson Peltz and Jay Rasulo** and **"WITHHOLD" on Disney Nominees, Michael B.G. Froman and Maria Elena Lagomasino, and All Three Blackwells Nominees**. If you do not "WITHHOLD" on Michael B.G. Froman, Maria Elena Lagomasino, and All Three Blackwells Nominees, this could jeopardize the goal of electing Nelson Peltz and Jay Rasulo to the Board, even if you vote "FOR" Nelson and Jay.

Thank you for voting to help Restore the Magic at the Walt Disney Company!

There are 3 Ways to Vote

VOTE "FOR" Trian Nominees, Nelson Peltz and Jay Rasulo and "WITHHOLD" on Disney Nominees, Michael B.G. Froman and Maria Elena Lagomasino, and All Three Blackwells Nominees

Submit Your Voting Instruction Form By Internet

1. Go to proxyvote.com from any computer or mobile device
2. Enter the unique control number that appears on your Voting Instruction Form or See Sample VIF
3. VOTE "FOR" Nelson Peltz and Jay Rasulo and "WITHHOLD" on Michael B.G. Froman, Maria Elena Lagomasino, and All Three Blackwells Nominees
4. Submit your selections by clicking "Final Selection"

Submit Your Voting Instruction Form By App

1. Download the ProxyVote app from the Apple App Store or Google Play
2. With the camera on your mobile device, scan the unique control number that appears on your Voting Instruction Form or See Sample VIF
3. VOTE "FOR" Trian Nominees, Nelson Peltz and Jay Rasulo and "WITHHOLD" on Disney Nominees, Michael B.G. Froman and Maria Elena Lagomasino, and All Three Blackwells Nominees
4. Submit your selections by clicking "Final Selection"

Submit Your Voting Instruction Form By Mail

Please complete, sign, date and return the voting instruction form in the postage-paid envelope provided

If you are not able to vote by these methods, please contact our proxy solicitors for help:

Okapi Partners LLC at +1 (877) 629-6357, +1 (212) 297-0720 or via email at info@okapipartners.com

D.F. King & Co., Inc. at +1 (800) 207-3158, +1 (212) 229-2634 or via email at Disney@dfking.com

Restore the Magic | Trian Partners

BOARD CANDIDATES | MATERIALS | THIRD PARTY PERSPECTIVES | ABOUT TRIAN PARTNERS | HOW YOU CAN HELP | HOW TO VOTE

How You Can Help

We want to hear from you!

What do you love about Disney? What do you think needs fixing? What concerns do you have about Disney's future? Anything you'd like to see more of from Disney?

Please share your thoughts, and fill out the form to stay in touch. Together, we can work to #RestoreTheMagic at Disney.

Name

First

Last

Email Address

How many shares do you own?

What do you love about Disney?

What do you think needs to be fixed at Disney?

Feel free to tell us anything else you'd like us to know!

Submit

Boards that Nelson Currently Serves On and Has Served On

Unilever

P&G

Wendy's

Heinz

Mondelēz International

Invesco

MADISON SQUARE GARDEN SPORTS

IR Ingersoll Rand

Sysco

Janus Henderson GROUP PLC

LEGG MASON

"In the past, I think that Nelson Peltz has done a good job in general on boards that he joins. So, I think avoid the fight. They got other things to worry about."

Karen Finerman

Fast Money; November 7, 2023

Source 1: The National Association of Corporate Directors (NACD) named Mr. Peltz among the most influential people in the global corporate governance arena in 2010, 2011 and 2012.

Source 2: The Wendy's Company, The H. J. Heinz Company, Sysco Corporation, Legg Mason Inc. (on two separate occasions), Mondelēz International, Inc., The Procter & Gamble Company, Ingersoll Rand Inc., Invesco Ltd., Janus Henderson Group plc and Unilever PLC. In addition, Mr. Peltz has served as a director of Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company) (NYSE: MSGS), a live entertainment company, since September 2015.

All registered or unregistered service marks, trademarks and trade names referred to on this website are the property of their respective owners, and Trian's use herein does not imply an affiliation with or endorsement by, the owners of these service marks, trademarks and trade names.

RESTORE THE MAGIC | TRIAN PARTNERS
BOARD CANDIDATES | MATERIALS | THIRD PARTY PERSPECTIVES | ABOUT TRIAN PARTNERS | HOW YOU CAN HELP | HOW TO VOTE

Selected SEC Filings

Definitive Proxy Statement

2/01/2024

VIEW FILING

Exhibit 2

Restore The Magic

Finally, a new Disney hit to get excited about: Watch your mailbox or email for your $DIS shareholder proxy card. Vote FOR Nelson Peltz and Jay Rasulo to help #RestoreTheMagic: https://bit.ly/rtm-fb-np11

Finally, a New Disney Hit
to Get Excited About:
Your Shareholder Proxy Card
Restore the Magic
Click here for more important information

How To Vote | Restore The Magic

restorethemagic.com

Learn more

Exhibit 3

TRIAN FILES DEFINITIVE PROXY STATEMENT FOR DISNEY’S 2024 ANNUAL MEETING AND RECOMMENDS “WITHHOLD” ON DIRECTORS MICHAEL B.G. FROMAN AND MARIA ELENA LAGOMASINO

Sends Letter to Disney Shareholders Highlighting Need for Enhanced Director Focus, Alignment and Accountability and Asking its Owners to Vote for Change to Ensure a Better Future

Urges Shareholders to Vote “FOR” Nelson Peltz and James A. (“Jay”) Rasulo on the BLUE Proxy Card

NEW YORK, February 1, 2024 – The Trian Group,1 which beneficially owns $3 billion of common stock in The Walt Disney Company (NYSE: DIS) (“Disney” or the “Company”), today filed its definitive proxy statement with the Securities and Exchange Commission in connection with its nomination of Nelson Peltz and James A. (“Jay”) Rasulo for election to the Disney Board of Directors (the “Board”) at the Company’s 2024 Annual Meeting of Shareholders and released a letter to its fellow Disney shareholders. The full text of the letter is below and available to view online at: https://restorethemagic.com/02-01-24/.

February 1, 2024

Dear Fellow Walt Disney Company Shareholder:

The Trian Group1 owns more than $3 billion of shares of The Walt Disney Company.

Like you, we are enthusiastic owners of this iconic company because we believe Disney is the leading media and entertainment business, with outstanding assets:

•	Beloved franchises like Star Wars and Marvel;
•	Disney and Pixar Animation Studios, which produced some of the greatest films of all time;
•	Theme parks and cruise lines that attract millions of people from around the world each year; and
•	Disney+, an emerging streaming giant with a library of enviable content.

Disney occupies a unique place in the hearts of millions of people with its deep history of captivating stories while creating unforgettable experiences.

Despite Disney’s enviable and unique position in media and entertainment, its stock price is half what it was less than three years ago and Disney shareholders – like you and us – have collectively lost nearly $200 billion of our investment in that time.2 Disney’s recent creative efforts have disappointed its once-loyal customer base and have caused losses for shareholders. Disney was forced to cut its dividend and only recently restored it3 – meanwhile shareholders missed out on more than $12 billion in expected distributions between 2020 and 2023.4

Disney’s stock is down over the last one, three and five years. In fact, over those time periods, Disney’s total shareholder return (“TSR”) has significantly underperformed the stocks of other media and entertainment companies, despite Disney’s superior assets, capabilities and businesses. Disney’s TSR has underperformed the S&P 500 by a wide margin over each of those time periods, too.5

One year ago, three years ago, five years ago or ten years ago, you would have been far better served investing in an index fund like the S&P 500, or in a basket of Disney’s self-selected peers, than in Disney itself.6 Instead, you, like us, have been caught in the Disney mousetrap.

With so many powerful competitive advantages, why has Disney cost shareholders so much?

The simple answer: Disney has lost its way!

•	The Company’s creative engine has stalled. For the first time in nearly a decade, Disney has lost its position as the highest-grossing movie studio.[7] Disney’s last five films have collectively cost over $1 billion to produce, and yet two of those films have lost money, and another barely eked out a profit.[8] Disney’s reputation as the world’s preeminent entertainment company – and the flywheel that drives its business – is at risk.

•	Disney+, the emerging streaming business, has been poorly managed. Since the service was launched in 2019, Disney+ has failed to achieve profitability in any fiscal year. And while Netflix generates attractive profits, margins and cash flow from its streaming service, success at Disney+ has been elusive. Today, Netflix generates approximately 21 cents of profit for every dollar of revenue; in its 2023 fiscal year, Disney lost approximately 14 cents for every dollar of streaming revenue.[9] In total, the streaming businesses have cost the Company more than $14 billion in operating losses over the last six years.[10]

•	ESPN is challenged and lacks a clear strategy. ESPN is one of the most respected brands in sports media, but the once-lucrative business has suffered as cord-cutting has accelerated and sports rights costs have dramatically increased. ESPN has continued to shed subscribers, and investments into the direct-to-consumer app appear to lack clear return targets and payback is uncertain. Operating income for Disney’s Sports segment, which includes ESPN, dramatically declined in 2023.[11]

•	Prices have gone up in the Parks even as investment has been deferred. Disney’s parks have long been a crown jewel of the Company and remain an important part of its future. But even though admission prices have increased by more than 35% over the last ten years,[12] Disney recently revealed the need to invest a whopping $60 billion into its parks and cruise lines over the next ten years, seemingly to catch up for delayed or deferred investment.[13] Disney has failed to answer how it plans to compete with Universal’s new attractions, why it has not kept pace with development, how and where this money will be spent, or what returns shareholders can expect to earn on this massive investment.

As a result of these and other issues, and despite spending $200 billion since 2018 on assets and acquisitions (such as the purchase of 21st Century Fox), Disney’s financial performance has suffered. Operating income, free cash flow and earnings per share have declined by 18%, 50% and 85%, respectively, since 2018.14

In our view, Disney’s strategic missteps and declining financial performance can be laid at the feet of its Board, which we believe lacks focus, alignment and accountability.

•	Lack of Focus: Many of Disney’s directors have important day jobs running some of the largest automobile, apparel, sporting goods and software companies in the world. They have demanding, full-time work commitments and are likely waking up every day thinking about things other than Disney. Faced with complicated challenges in their executive roles, we believe these busy directors have taken their “eyes off the ball” at Disney.

•	Lack of Alignment: Disney’s non-management directors have amassed great personal wealth, having received in the aggregate more than $700 million in compensation from their jobs at companies other than Disney during their tenures on the Disney Board.[15] Yet, despite their significant resources and sizable investment portfolios, Disney’s eleven non-management directors appear to have so little faith in Disney’s future that they have purchased a total of less than $350,000 of Disney stock during their tenures. Nine of them have never bought a single share![16] Relative to their wealth, they have almost no skin in the game. Meanwhile, Disney’s CEO, Bob Iger, has sold nearly all of his Disney stock, reaping proceeds in cash of more than $1 billion; today, he is left owning comparatively few shares.[17]

•	Lack of Accountability: Despite years of Disney underperformance and shareholder discontent that has been repeatedly expressed at Disney’s annual shareholder meeting votes,[18] the Board continues to claim it knows best, refusing to heed input from shareholders or add shareholder-selected directors to the Board who can bring fresh perspectives to Disney’s challenges.

We do not believe the current Board can solve Disney’s problems. To Restore the Magic, we need new perspectives, fresh thinking and tangible goals. We certainly do not expect this same Board that has sat idle, watching Disney’s decline, to suddenly change and have the drive to fix Disney. So, to ensure a better future for this great company, we, its owners, must act!

We are therefore asking you to elect two new, independent directors – Nelson Peltz and Jay Rasulo – to Disney’s Board of Directors.

•	Nelson Peltz beneficially owns more than $3 billion of Disney stock.[19] He is one of the most experienced directors in corporate America, having served on more than a dozen public company boards, including world-class companies and household names like Procter & Gamble, Unilever, Wendy’s, H. J. Heinz and Mondelēz. During his tenure on these and other boards, he has helped create tremendous value for shareholders and drive important initiatives including leadership succession, management compensation realignment, organizational improvements and operational turnarounds.[20]

•	Jay Rasulo beneficially owns more than $600,000 of Disney stock. He is a Disney veteran who spent three decades at the Company in a variety of roles, including five years as Chief Financial Officer. During his tenure as CFO, Disney’s stock price increased by more than 250% and the Company paid more than $8 billion in dividends to shareholders.[21] Prior to being appointed Chief Financial Officer, Mr. Rasulo ran Disney’s Parks and Resorts business, during which time the Parks and Resorts division delivered consistent revenue and operating income growth.

Real change is needed! There is much to be done to revive Disney, delight consumers again and drive value for its owners.

Disney’s current directors do not want our candidates inside the board room. Perhaps they do not want the hard questions and focus on shareholder value. The Disney Board is seeking to exclude them and appease shareholders with its own appointments, adding two new, hand-selected directors that were chosen without shareholder input. You should be wary of cosmetic “change” orchestrated by the same directors who have consistently failed shareholders.

If elected, Nelson Peltz and Jay Rasulo will seek to work diligently and collaboratively with the other Disney directors and management to:

•	Initiate a Board-led review of the Company’s creative processes and structure so that Disney can once again claim its #1 position at the box office while consistently delivering industry-leading content and Disney hallmarks;

•	Insist that management finally develop and implement an executable plan for the streaming business in order to achieve Netflix-like levels of profitability;

•	Have the leadership team commit to a detailed plan that includes a reasonable payback period and return profile for all future investments in the direct-to-consumer ESPN business;

•	Press management to disclose the expected returns on the $60 billion of announced investments in the Parks and Experiences business;

•	Align pay and performance for the Company’s senior leaders by tying compensation to clear, measurable and ambitious goals; and

•	Finally execute a successful CEO succession process, while cultivating a deep bench of capable, next-generation leaders.

We encourage you to vote “FOR” Nelson Peltz and Jay Rasulo using the instructions on the enclosed BLUE proxy card to enable them to pursue this ambitious agenda.

To make room for Nelson Peltz and Jay Rasulo on the Board, you also need to “WITHHOLD” your vote on two of the Board’s current directors. We are strongly recommending shareholders “WITHHOLD” on incumbent directors Michael Froman and Maria Elena Lagomasino.

•	“WITHHOLD” on Michael B.G. Froman. Apart from his wife’s long personal relationship with the wife of Disney CEO Bob Iger[22], it is unclear to us why Mr. Froman – who has spent much of the past 25 years of his career as a financial executive, a federal trade representative and a national security advisor – was appointed to the Board. It appears that Disney is equally mystified: by the Company’s own admission, Mr. Froman possesses just one skill that is central to Disney’s strategy.[23] Mr. Froman has never served on another public company board. He also does not appear to believe in Disney’s future the way we all do: throughout his tenure as a director, he has never bought even a single share of Disney stock with his own money.

•	“WITHHOLD” on Maria Elena Lagomasino. Ms. Lagomasino has Chaired Disney’s Compensation Committee since 2019 and has been a member of that Committee since 2015. During her tenure on the Compensation Committee, Ms. Lagomasino has overseen payments of over $800 million to Disney’s executives[24] while shareholders have suffered, with Disney’s stock losing nearly 20% of its value and your dividend being significantly reduced.[25] Among other things, Ms. Lagomasino oversaw the awarding of a four-year compensation package to CEO Bob Iger valued at more than $250 million[26] in connection with the value-destructive, but Board endorsed (and unanimously approved), 21st Century Fox acquisition. Furthermore, Ms. Lagomasino’s background in wealth management appears unrelated to any of Disney’s businesses and, like Mr. Froman, Ms. Lagomasino possesses just one skill that is central to Disney’s strategy, according to Disney’s own analysis.[27]

We are also asking that you “WITHHOLD” your vote on the three candidates nominated by Blackwells Capital LLC.

Together, we can Restore the Magic at Disney!

Vote using the enclosed BLUE proxy card.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. (“Trian”) is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years’ operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse

Reevemark

(212) 433-4600

Trian@reevemark.com

Investor Contacts:

Matthew Peltz

(212) 451-3060

mpeltz@trianpartners.com

Ryan Bunch

(212) 451-3176

rbunch@trianpartners.com

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(212) 297-0720

(877) 629-6357

info@okapipartners.com

Edward McCarthy / Richard Grubaugh / Thomas Germinario

D.F. King & Co., Inc.

(212) 229-2634

Disney@dfking.com

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates (“Trian”), and are based on publicly available information with respect to The Walt Disney Company (the “Company”). Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian’s conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release, except as required by law. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds, investment vehicles, and accounts managed by Trian currently beneficially own shares of the Company. These funds, investment vehicles, and accounts are in the business of trading – buying and selling – securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Important Information

Trian Fund Management, L.P., together with Nelson Peltz, Peter W. May, Josh Frank, Matthew Peltz, Isaac Perlmutter, James A. Rasulo, Trian Fund Management GP, LLC, Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Master Fund, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Partners Fund (Sub)-G, L.P., Trian Partners Strategic Investment Fund-N, L.P., Trian Partners Strategic Fund-G II, L.P., Trian Partners Strategic Fund-K, L.P., The Laura & Isaac Perlmutter Foundation Inc., Object Trading Corp., Isaac Perlmutter T.A., and Zib Inc. (collectively, the “Participants”) filed a definitive proxy statement and accompanying form of blue proxy card (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on February 1, 2024 to be used in connection with the 2024 annual meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND TRIAN’S WEBSITE, HTTPS://RESTORETHEMAGIC.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO EITHER OF TRIAN’S PROXY SOLICITORS, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, NEW YORK, NY 10036 (SHAREHOLDERS CAN E-MAIL INFO@OKAPIPARTNERS.COM OR CALL TOLL-FREE: (877) 629-6357), OR D.F. KING & CO., INC., 48 WALL STREET, NEW YORK, NY 10005 (SHAREHOLDERS CAN E-MAIL DISNEY@DFKING.COM OR CALL TOLL-FREE: (800) 207-3158).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

____________________________

Financials, Wall Street Consensus estimates, share price, ownership, and Total Shareholder Return (“TSR”) data referenced are sourced from SEC filings and FactSet unless otherwise noted.

1 Please refer to the definitive proxy statement, filed with the United States Securities and Exchange Commission by Trian Fund Management L.P. and certain of its affiliates and other persons (“Trian’s 2024 Proxy Statement”), for information regarding the members of the “Trian Group.” Nelson Peltz beneficially owns Disney shares worth approximately $3 billion and Jay Rasulo owns Disney shares worth approximately $658,000, in each case as further detailed in Trian’s 2024 Proxy Statement.

2 Based on closing prices of $201.91 and $93.06 on 03/08/21 and 01/26/24, respectively, and approximately 1.8 billion shares outstanding.

3 Disney was one of the last eight companies in the S&P 500 to restore a dividend that was cut during the pandemic. Barron’s article titled “Disney’s Dividend Won’t Be Coming Back Any Time Soon,” by Lawrence C. Strauss published on 01/20/23.

4 Represents aggregate dividend payments assuming Disney continued to pay a semi-annual dividend of $0.88 per share – equivalent to the last dividend per share paid before it was suspended – from July 2020 through December 2023 (8 payments in total, adjusted for the $0.30 dividend declared on 11/30/23), multiplied by approximately 1.8 billion shares outstanding.

5 Disney relative performance measures TSR through 10/06/23 defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid. 10/06/23 represents the trading day prior to the WSJ article titled “Nelson Peltz Boosts Disney Stake, Seeks Board Seats,” by Lauren Thomas and Robbie Whelan reporting on Trian’s increased beneficial ownership in Disney shares and expected request for Board representation; “other media and entertainment companies” represents the simple average of “Media Industry Peers” as defined in Disney’s 2024 Preliminary Proxy Statement and consists of Alphabet, Amazon, Apple, Comcast, Meta, Netflix, Paramount, and Warner Bros. Discovery; the S&P 500 is highlighted here only as a widely recognized index, however, for various reasons the performance of the index and that of the securities mentioned above may not be comparable. One cannot invest directly in an index.

6 See endnote 5 above. “Disney’s self-selected media peers” represents the simple average of “Media Industry Peers” as defined in Disney’s 2024 Preliminary Proxy Statement filed on 01/16/24 (“Disney’s 2024 Preliminary Proxy Statement”) and consists of Alphabet, Amazon, Apple, Comcast, Meta, Netflix, Paramount, and Warner Bros. Discovery.

7 Source: Adam Bentz, Screen Rant, “Disney Caps Off Disappointing 2023 By Losing Top Spot At Global Box Office” published on 01/03/24.

8 IMDB; Variety article titled “Thanksgiving Box Office: ‘Hunger Games’ Pulls Ahead of Disney’s ‘Wish,’ ‘Napoleon’ Outpacing Projections,” by J. Kim Murphy and Michaela Zee published 11/25/23; Variety article titled “‘The Marvels’ Ends Box Office Run as Lowest-Grossing MCU Movie in History,” by Rebecca Rubin published 12/03/23; Variety article titled “Why Didn’t Disney Save ‘Haunted Mansion’ for Halloween,” by Rebecca Rubin published 07/31/23; Variety article titled “Big Budgets, Big Headaches: Why ‘Indiana Jones 5’ and ‘Mission: Impossible 7’ are Struggling to Make a Profit,” by Rebecca Rubin, Brent Lang, Matt Donnelly published 08/15/23; Variety article titled “Disney’s Harsh New Reality: Costly Film Flops, Creative Struggles and a Shrinking Global Box Office,” by Rebecca Rubin, Brent Lang published 07/05/23.

9 “Profit” refers to operating income. Netflix and Disney revenue and operating income represent each company’s fiscal year (“FY”) 2023 financials. Disney Direct-to-Consumer revenue and operating income adjusted to include an allocation of corporate expense based on pro rata share of Disney’s FY 2023 revenue.

10 Includes operating losses from Disney+, Hulu and ESPN+.

11 Disney’s Sports segment operating profit declined -9% between FY 2022 and FY 2023.

12 CNBC article titled “A Disney World ticket was $3.50 in 1971—here’s how much it cost the year you were born,” by Jade Scipioni published 08/09/19, and the Walt Disney World Admission website, available at: https://disneyworld.disney.go.com/admission/tickets/. Current price as of January 26, 2024.

13 Disney announced on 09/19/23 that it is “developing plans to accelerate and expand investment in its DPEP segment, to nearly double, as compared to the previous approximately 10-year period, consolidated capital expenditures for the segment over the course of an approximately 10-year period to approximately $60 billion in aggregate” which equates to an annual average capital expenditure of ~$6 billion as compared to Disney’s prior 10-year historical average of ~$4 billion of reported “investments in parks, resorts and other property.”

14 Represents the change in Disney’s reported total segment operating income, diluted EPS from continuing operations, and free cash flow between FY 2018 and FY 2023.

15 Represents the aggregate publicly disclosed compensation (from respective SEC filings) awarded for director and officer roles of Disney’s non-management directors earned excluding Disney-related director compensation.

16 Per FactSet ownership and transaction detail, only two of Disney’s non-management directors have made open market purchases of Disney stock.

17 Robert A. Iger stock sold represents the cumulative net value of Disney shares sold based on Form 4 filings and Disney’s 2024 Preliminary Proxy Statement.

18 Source: SEC filings, FactSet. Note: Since 2011, only one company in the S&P 500 has received more Say-on-Pay votes below 70% than Disney’s six. “Vote” indicates “For” votes as a percentage of votes “For” and votes “Against.”

19 See Endnote 1 above.

20 For instance, at The Procter & Gamble Company (“P&G”), a household products company where Mr. Peltz served on the Board from 2018 until 2022, he helped P&G develop and oversee a “Four-Year Overhaul” that resulted in P&G “making several dramatic changes to help improve performance” and “streamlin[ing] its operations from 10 business units to six, improv[ing] its earnings growth, clear[ing] out bureaucracy and increas[ing] accountability.” (Source: Article titled “Peltz to Depart P&G Board, Capping Nearly Four-Year Overhaul,” published August 5, 2021 by Bloomberg.) At Mondēlez International, an international snack company, during Mr. Peltz’s tenure on the board of directors from 2014 to 2018, the company improved its cash flow generation through margin improvement and development of working capital efficiencies. (Source: SEC filings. In 2014, operating income margins were 11.7% and improved to 16.7% in 2018. Cash flow from operations were $3.56 billion in 2014 and improved to $3.95 billion in 2018.)

21 James A. Rasulo was Chief Financial Officer at Disney from 01/01/10 through 06/30/15.

22 Source: Alex Sherman, CNBC, "Disney’s Wildest Ride: Iger, Chapek and the Making of an Epic Succession Mess" published on 09/06/23. See also, Robbie Whelan, The Wall Street Journal, “The Disney Sequel Bob Iger Never Wanted” published on 01/24/24.

23 Per Disney’s “Director Skills and Experience Matrix” in Disney’s 2024 Preliminary Proxy Statement filed 01/16/24, page 14.

24 Represents Disney’s cumulative NEO compensation disclosed in the Summary Compensation Tables from FY 2015 through FY 2023, over which period Maria Elena Lagomasino was either a member or Chair of Disney’s Compensation Committee.

25 Represents Disney’s share price performance between the end of FY 2015 (10/03/15) through the end of FY 2023 (09/30/23).

26 In connection with Disney’s entry into a definitive transaction agreement with 21st Century Fox, Disney extended Bob Iger’s employment agreement through 12/31/21 and significantly increased his compensation thereunder. From FY 2018 through FY 2021, Bob Iger received compensation valued at over $250 million (reflecting Iger’s compensation recorded in the summary compensation table of Disney’s proxy statements corresponding to each fiscal year plus the estimated target value of the performance share units granted in connection with the extension of Iger’s employment agreement, which were not reflected in the summary compensation table).

27 Per Disney’s “Director Skills and Experience Matrix” in Disney’s 2024 Preliminary Proxy Statement filed 01/16/24, page 14.

1

Exhibit 4

TRIAN PARTNERS
RestoreTheMagic.com

RESTORE THE MAGIC
at The Walt Disney Company

Help Restore the Magic at Disney by Voting Today
Trian Recommends:

FOR

Trian Nominees:
- ✓ Nelson Peltz
- ✓ James ("Jay") Rasulo

WITHHOLD

Opposed Disney Nominees:
- ✕ Maria Elena Lagomasino
- ✕ Michael B.G. Froman

Opposed Blackwells Nominees:
- ✕ ALL 3 Blackwells Nominees

Use one of the easy ways to vote below:

Scan QR Code to Vote

Or Vote by Web

www.ProxyVote.com

*You'll need your 16-digit **Control Number**, which can be found on the **BLUE** Voting Instruction Form in the box next to the arrow, as shown in the example below:*

→ **XXXX-XXXX-XXXX-XXXX** ←

You may also vote by simply signing, dating and returning the BLUE Voting Instruction Form in the postage-paid envelope provided.

ANY QUESTIONS? Please see the Shareholder Voting Guide on the reverse side.

RESTORE THE MAGIC | TRIAN PARTNERS
RestoreTheMagic.com

TRIAN PARTNERS
RestoreTheMagic.com

RESTORE THE MAGIC
at The Walt Disney Company

Shareholder Voting Guide

How do I vote?

Use the easy-to-follow instructions on the reverse side of this voting guide.

What if I vote more than once?

ONLY your latest-dated vote will be counted, and it will override your previous votes.

Any questions?
Please call our proxy solicitors:

OKAPI PARTNERS

Okapi Partners LLC Toll free: 1-877-629-6357
(from the U.S. or Canada)
or +1-212-297-0720 (from other locations)
Email: info@okapipartners.com

or

EQ D.F. KING

D.F. King & Co., Inc. Toll free: 1-800-207-3158
(from the U.S. or Canada)
or +1-212-229-2634 (from other locations)
Email: Disney@dfking.com

RESTORE THE MAGIC | TRIAN PARTNERS
RestoreTheMagic.com

TRIAN PARTNERS
RestoreTheMagic.com

RESTORE THE MAGIC | TRIAN PARTNERS

Vote the BLUE proxy card

TRIAN'S VOTING INSTRUCTIONS

To support Trian's efforts to enhance shareholder value at Disney, you can vote on any card you have received. The only substantive difference in Proposal 1 between Trian's **BLUE** card, Disney's White card and Blackwells' Green card is the order in which the Director candidates are listed.

It is ESSENTIAL you VOTE "FOR" Trian Nominees Nelson Peltz and James ("Jay") A. Rasulo and "WITHHOLD" on Disney Nominees Maria Elena Lagomasino and Michael B.G. Froman and "WITHHOLD" on All 3 Blackwells Nominees. If you do not vote to "WITHHOLD" on Maria Elena Lagomasino AND Michael B.G. Froman AND All 3 Blackwells Nominees, your vote could jeopardize the goal of electing Nelson Peltz and Jay Rasulo to the Board, even if you vote "FOR" Nelson & Jay.

Depending on the card you have, the order in which the Director nominees are listed will differ.

BLUE TRIAN CARD:

Proposal 1 – Election of Directors for terms ending in 2025

Trian recommends voting "FOR" the Trian Nominees.

TRIAN NOMINEES	FOR	WITHHOLD
Nelson Peltz	☑	☐
James ("Jay") A. Rasulo	☑	☐

Trian recommends to "WITHHOLD" on the Opposed Company Nominees.

OPPOSED COMPANY NOMINEES	FOR	WITHHOLD
Michael B.G. Froman	☐	☒
Maria Elena Lagomasino	☐	☒

Trian makes no recommendation on the Acceptable Company Nominees.

Acceptable Company Nominees	FOR	WITHHOLD	Acceptable Company Nominees	FOR	WITHHOLD
Mary T. Barra	☐	☐	James P. Gorman	☐	☐
Safra A. Catz	☐	☐	Robert A. Iger	☐	☐
Amy L. Chang	☐	☐	Calvin R. McDonald	☐	☐
D. Jeremy Darroch	☐	☐	Mark G. Parker	☐	☐
Carolyn N. Everson	☐	☐	Derrica W. Rice	☐	☐

Trian recommends to "WITHHOLD" on the Blackwells Nominees.

Blackwells Nominees	FOR	WITHHOLD
Craig Hatkoff	☐	☒
Jessica Schell	☐	☒
Leah Solivan	☐	☒

To help ensure the election of Nelson Peltz and Jay Rasulo, it is essential that shareholders vote "FOR" Nelson Peltz and "FOR" James ("Jay") A. Rasulo and "WITHHOLD" on Maria Elena Lagomasino, "WITHHOLD" on Michael B.G. Froman and "WITHHOLD" on All 3 Blackwells Nominees.

*IF USING THE **WHITE DISNEY CARD:***

Vote "FOR" Nelson Peltz (Trian Group nominee 1M.) AND "FOR" James ("Jay") A. Rasulo (Trian Group nominee 1N.). "WITHHOLD" on Maria Elena Lagomasino (Company nominee 1I.) AND "WITHHOLD" on Michael B.G. Froman (Company nominee 1F.) AND "WITHHOLD" on All 3 Blackwells Nominees (1O., 1P. and 1Q). Trian makes no recommendation with respect to Company nominees 1A. – 1E., 1G. – 1H. or 1J. – 1L.

Company nominees:

The Board of Directors recommends you vote FOR ONLY the following twelve (12) Company nominees:	**For**	**Withhold**
1A. COMPANY RECOMMENDED NOMINEE: Mary T. Barra	☐	☐
1B. COMPANY RECOMMENDED NOMINEE: Safra A. Catz	☐	☐
1C. COMPANY RECOMMENDED NOMINEE: Amy L. Chang	☐	☐
1D. COMPANY RECOMMENDED NOMINEE: D. Jeremy Darroch	☐	☐
1E. COMPANY RECOMMENDED NOMINEE: Carolyn N. Everson	☐	☐
1F. COMPANY RECOMMENDED NOMINEE: Michael B.G. Froman	☐	☒
1G. COMPANY RECOMMENDED NOMINEE: James P. Gorman	☐	☐
1H. COMPANY RECOMMENDED NOMINEE: Robert A. Iger	☐	☐
1I. COMPANY RECOMMENDED NOMINEE: Maria Elena Lagomasino	☐	☒
1J. COMPANY RECOMMENDED NOMINEE: Calvin R. McDonald	☐	☐
1K. COMPANY RECOMMENDED NOMINEE: Mark G. Parker	☐	☐
1L. COMPANY RECOMMENDED NOMINEE: Derica W. Rice	☐	☐

Trian Group nominees OPPOSED by the Company	**For**	**Withhold**
1M. NOMINEE OPPOSED BY THE COMPANY: Nelson Peltz	☑	☐
1N. NOMINEE OPPOSED BY THE COMPANY: James A. Rasulo	☑	☐

Blackwells Group nominees OPPOSED by the Company	**For**	**Withhold**
1O. NOMINEE OPPOSED BY THE COMPANY: Craig Hatkoff	☐	☒
1P. NOMINEE OPPOSED BY THE COMPANY: Jessica Schell	☐	☒
1Q. NOMINEE OPPOSED BY THE COMPANY: Leah Solivan	☐	☒

To help ensure the election of Nelson Peltz and Jay Rasulo, **it is essential that shareholders vote "FOR" Nelson Peltz and "FOR" James ("Jay") A. Rasulo and "WITHHOLD" on Maria Elena Lagomasino, "WITHHOLD" on Michael B.G. Froman and "WITHHOLD" on All 3 Blackwells Nominees.**

IF USING THE GREEN BLACKWELLS CARD:

Vote "FOR" Nelson Peltz (Trian Group nominee 1p.) AND "FOR" James A. Rasulo (Trian Group nominee 1q.). "WITHHOLD" on Maria Elena Lagomasino (Company nominee 1l.) AND "WITHHOLD" on Michael B.G. Froman (Company nominee 1i.) AND "WITHHOLD" on All 3 Blackwells Nominees (1a., 1b. and 1c.). Trian makes no recommendation with respect to Company nominees 1d. – 1h., 1j. – 1k. or 1m. – 1o.

1. Election of Directors

Blackwells recommends you vote FOR the Blackwells nominees

BLACKWELLS NOMINEES	FOR	WITHHOLD
1a. Craig Hatkoff	☐	✗
1b. Jessica Schell	☐	✗
1c. Leah Solivan	☐	✗

COMPANY NOMINEES		
1d. Mary T. Barra	☐	☐
1e. Safra A. Catz	☐	☐
1f. Amy L. Chang	☐	☐
1g. D. Jeremy Darroch	☐	☐
1h. Carolyn N. Everson	☐	☐
1i. Michael B. G. Froman	☐	✗
1j. James P. Gorman	☐	☐
1k. Robert A. Iger	☐	☐
1l. Maria Elena Lagomasino	☐	✗
1m. Calvin R. McDonald	☐	☐
1n. Mark G. Parker	☐	☐
1o. Derica W. Rice	☐	☐

THE TRIAN GROUP NOMINEES		
1p. Nelson Peltz	✓	☐
1q. James A. Rasulo	✓	☐

RESTORE THE MAGIC | TRIAN PARTNERS

Vote the **BLUE** proxy card

To help ensure the election of Nelson Peltz and Jay Rasulo, **it is essential that shareholders vote "FOR" Nelson Peltz and "FOR" James ("Jay") A. Rasulo and "WITHHOLD" on Maria Elena Lagomasino, "WITHHOLD" on Michael B.G. Froman and "WITHHOLD" on All 3 Blackwells Nominees.**

If you have any questions or need additional help voting your card, contact our proxy solicitors **Okapi Partners LLC at +1 (877) 629-6357, +1 (212) 297-0720 or via email at** info@okapipartners.com or **D.F. King & Co., Inc. at +1 (800) 207-3158, +1 (212) 229-2634 or via email at** Disney@dfking.com

For more information regarding Trian's Voting Instructions, simply point your camera here:

Vote using the enclosed **BLUE** proxy card

Restore the Magic

PLEASE VOTE TODAY

The Walt Disney Company needs your help. Vote the enclosed BLUE proxy card today to help Restore the Magic.

TRIAN PARTNERS

Dear Fellow Walt Disney Company Shareholder,

The Trian Group1 owns more than $3 billion of Disney stock.

As you undoubtedly know, Disney’s stock is down over the last five years (and over the last one year and three years!). Earnings are down and the dividend has been cut. The Company spent more than $200 billion of shareholder money on assets and acquisitions, and yet we have not seen a return.2 We’ve all been caught in the Disney mousetrap!

Trian has nominated two candidates for the Board and is seeking your support for their election. Given the stock’s performance, we hope you too believe change is needed.

In the materials linked below, we describe more fully (1) the backgrounds of our two candidates (Nelson Peltz and James (“Jay”) A. Rasulo) that we urge you to vote for, (2) our goals for Disney if Nelson and Jay are elected to the Board and (3) the two Disney incumbent board members (Michael B.G. Froman and Maria Elena Lagomasino) that we think you should not support.

Please review these materials and join us to help Restore the Magic at Disney.

TO VOTE: Click on this link to vote now:

VOTING LINK

TO REVIEW TRIAN'S PROXY MATERIALS: Click on this link HERE.

TOGETHER, LET’S RESTORE THE MAGIC AT DISNEY BY VOTING “FOR” NELSON PELTZ AND JAMES (“JAY") A. RASULO AND “WITHHOLDING” ON MICHAEL B.G. FROMAN AND MARIA ELENA LAGOMASINO ON TRIAN'S BLUE PROXY CARD.

WE ALSO ASK THAT YOU “WITHHOLD” ON THE THREE CANDIDATES NOMINATED BY BLACKWELLS CAPITAL LLC

If you have further questions or need additional help voting your card, contact Trian's proxy solicitors:

Okapi Partners LLC

+1 (877) 629-6357

+1 (212) 297-0720

info@okapipartners.com

D.F. King & Co, Inc.

+1 (800) 207-3158

+1 (212) 229-2634

Disney@dfking.com

1 Please refer to the definitive proxy statement, filed with the United States Securities and Exchange Commission by Trian Fund Management L.P. and certain of its affiliates and other persons (“Trian’s 2024 Proxy Statement”), for information regarding the members of the “Trian Group.” Nelson Peltz beneficially owns Disney shares worth approximately $3 billion and Jay Rasulo owns Disney shares worth approximately $658,000, in each case as further detailed in Trian’s 2024 Proxy Statement.

2 Financials, dividend and share price data referenced are sourced from SEC filings and FactSet. Represents changes in Disney’s financial performance between FY 2018 and FY 2023. Since the end of FY 2018, Disney has spent approximately $200 billion on capital expenditures, content spend and M&A, over which period total shareholder return performance has been negative.

Okapi Partners LLC, 1212 Avenue of the Americas, 17th FL, New York, New York 10036, 212-297-0720

Unsubscribe Manage preferences

 Exhibit 5

Dear Fellow Walt Disney Company Shareholder or Disney Fan,

The Trian Group1 owns more than $3 billion of Disney stock.

As you undoubtedly know, Disney’s stock is down over the last five years (and over the last one year and three years!). Earnings are down and the dividend has been cut. The Company spent more than $200 billion of shareholder money on assets and acquisitions, and yet we have not seen a return.2 We’ve all been caught in the Disney mousetrap!

Trian has nominated two candidates for the Board and is seeking your support for their election. Given the stock’s performance, we hope you too believe change is needed.

In the materials linked below, we describe more fully (1) the backgrounds of our two candidates (Nelson Peltz and James (“Jay”) A. Rasulo) that we urge Disney shareholders to vote for, (2) our goals for Disney if Nelson and Jay are elected to the Board and (3) the two Disney incumbent board members (Michael B.G. Froman and Maria Elena Lagomasino) that we think you should not support.

Please review these materials and join us to help Restore the Magic at Disney.

TO VOTE: Click on this link to learn how to vote.

TO REVIEW TRIAN'S PROXY MATERIALS: Click on this link HERE.

TOGETHER, LET’S RESTORE THE MAGIC AT DISNEY BY VOTING “FOR” NELSON PELTZ AND JAMES (“JAY") A. RASULO AND “WITHHOLDING” ON MICHAEL B.G. FROMAN AND MARIA ELENA LAGOMASINO ON TRIAN'S BLUE PROXY CARD.

WE ALSO ASK THAT YOU “WITHHOLD” ON THE THREE CANDIDATES NOMINATED BY BLACKWELLS CAPITAL LLC

If you have further questions or need additional help voting your card, Disney shareholders can contact Trian's proxy solicitors:

Okapi Partners LLC

+1 (877) 629-6357

+1 (212) 297-0720

info@okapipartners.com

D.F. King & Co, Inc.

+1 (800) 207-3158

+1 (212) 229-2634

Disney@dfking.com

1 Please refer to the definitive proxy statement, filed with the United States Securities and Exchange Commission by Trian Fund Management L.P. and certain of its affiliates and other persons (“Trian’s 2024 Proxy Statement”), for information regarding the members of the “Trian Group.” Nelson Peltz beneficially owns Disney shares worth approximately $3 billion and Jay Rasulo owns Disney shares worth approximately $658,000, in each case as further detailed in Trian’s 2024 Proxy Statement.

2 Financials, dividend and share price data referenced are sourced from SEC filings and FactSet. Represents changes in Disney’s financial performance between FY 2018 and FY 2023. Since the end of FY 2018, Disney has spent approximately $200 billion on capital expenditures, content spend and M&A, over which period total shareholder return performance has been negative.

Exhibit 6

Lack of Focus

Lack of Accountability

Lack of Alignment

VALUE OF POSITIONS IN DISNEY IN CONTEXT

The Trian Group's Beneficial Ownership
$3 Billion
Mr. Iger's Stock Ownership
~$19 Million
Aggregate Non-Management Directors
~$14 Million
The Trian Group is more aligned with Disney shareholders than the current directors

Source: SEC filings. Note: Represents market value of Disney shares held by all Disney non-management directors and Bob Iger, as applicable, as reported in Disney's 2024 Proxy Statement. Nelson Peltz beneficially owns Disney shares worth approximately $3 billion and Jay Rasulo owns Disney shares worth approximately $658,000, in each case as further detailed in Trian's 2024 Proxy Statement. Market value based on Disney's share price at close of business on 01/03/24, the latest reported date noting Disney common stock beneficially owned by Directors.

> ***[Nelson] Peltz can be a change agent because right now the [Disney] Board seems downright unfocused.***
>
> — Jim Cramer, Mad Money
> DECEMBER 5, 2023

> ***Adding Peltz and Rasulo would change the dynamic in the boardroom, making the directors more accountable to the shareholders they work for.***
>
> — Paulina Likos, CNBC
> JANUARY 18, 2024

TRIAN'S NOMINEES ARE A BETTER FIT BASED ON DISNEY'S OWN CRITERIA

Skills "Central to Disney's Strategy" according to Disney[28]	*Trian's Nominees*		*Disney's Nominees*[29] (Skills as disclosed by Disney)	
	Nelson Peltz	**Jay Rasulo**	**Michael Froman**	**Maria Lagomasino**
Media and Entertainment	✓	✓		
Direct-to-Consumer Expertise	✓	✓		
Technology and Innovation				
Strategic Transformation	✓	✓		
360 Degree Brand Activation	✓	✓	✓	✓
Succession Planning	✓	✓		

"WITHHOLD" on Michael B.G. Froman.
Mr. Froman is the President of the Council on Foreign Relations. He has never served on another public company Board or bought a single share of Disney stock with his own money during his tenure on the Disney board. His wife is a long-standing acquaintance of Disney CEO Bob Iger's wife.[20]

"WITHHOLD" on Maria Elena Lagomasino.
Ms. Lagomasino is an expert on helping very high net worth people manage their affairs. She has served on Disney's Compensation Committee since 2015, during which time Disney has paid its executives more than $800 million,[21] even as the stock has declined by more than 20%.[22]

Vote using the enclosed BLUE proxy card.

For more information or assistance with voting your shares

Okapi Partners
1212 Avenue of the Americas, 17th Floor
New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (877) 629-6357
E-mail: info@okapipartners.com

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Shareholders Call Toll-Free: (800) 207-3158
Banks and Brokers Call Collect: (212) 229-2634
E-mail: Disney@dfking.com

RESTORE THE MAGIC | TRIAN PARTNERS

Exhibit 7

Disney has Underperformed | #RestoreTheMagic at Disney

Disney’s stock has underperformed both the S&P 500 and peers. Trian and other shareholders remain committed to a long-awaited turnaround.

Meet Candidate Nelson Peltz | #RestoreTheMagic at Disney

Nelson Peltz is CEO and a Founding Partner of Trian. He serves on numerous boards and is among the most influential people in global corporate governance.

Meet Board Candidate Jay Rasulo | #RestoreTheMagic at Disney

James A. (“Jay”) Rasulo is an independent advisor and former executive at Disney. He spent 30+ years at the Company in a variety of roles, including CFO.

Read News, Letters & Filings | #RestoreTheMagic at Disney

Trian believes that Disney's challenges are primarily self-inflicted and need to be addressed. It's time to #RestoreTheMagic. View related materials »

Hear Third Party Perspectives | #RestoreTheMagic at Disney

Read third party perspectives on Trian's record of collaborative engagement, along with media & research analysts' criticism of Disney’s recent performance.

Learn About Trian Management | #RestoreTheMagic at Disney

Trian Partners is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Learn more about Trian »

Learn How You Can Help | #RestoreTheMagic at Disney

What do you love about Disney? What needs fixing? What concerns do you have about Disney’s future? Share your thoughts and help us #RestoreTheMagic.

Learn How To Vote | #RestoreTheMagic at Disney

Shareholders, use your vote to #RestoreTheMagic at Disney! Learn how, whether you're a beneficial holder through a bank or broker or a registered holder.

Beneficial Holders Voting | #RestoreTheMagic at Disney

There are three ways for beneficial holders to vote. Learn more about the voting process. Let's #RestoreTheMagic at Disney.

Registered Holders Voting | #RestoreTheMagic at Disney

The order of candidates may differ based on the card you receive. Learn more about how to vote on any card you receive. Let's #RestoreTheMagic at Disney.

Meet Trian's Board Nominees

Nelson Peltz & Jay Rasulo

Restore The Magic at Disney

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Jay Rasulo is a Disney veteran. He spent 30+ years at the Company and 5 years as CFO

Nelson Peltz brings an ownership mentality and track record of long-term value creation.

Vote today to support Trian’s efforts to enhance shareholder value at Disney

Our nominees bring more relevant skills to the Board than the directors we are opposing

View Trian's Case for Change

Meet Trian's Board Nominees

Restore The Magic at Disney

Learn How to Vote

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Trian intends to work with Management and the Board to help drive Disney’s outperformance

Trian's goals and initial perspectives include tangible targets and true accountability

Disney's non-management directors have watched as shareholder returns have lagged

Shareholders like Trian remain deeply invested in the hoped-for turnaround at Disney